Exhibit 99.1

Hepion Pharmaceuticals’ CRV431 Reduces Liver Fibrosis in a Western Diet Model of NASH

- CRV431 has Potently Reduced Fibrosis in all Experimental Models Tested To Date -

EDISON, N.J., November 7, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced findings from a preclinical study where CRV431, a novel cyclophilin inhibitor, significantly decreased the extent of liver fibrosis in a highly regarded, Western Diet (“WD”) animal model of NASH.

Developed in the laboratory of Dr. Scott Friedman at Icahn School of Medicine at Mount Sinai, New York, this WD model employs a high-fat, high-fructose and high-cholesterol diet in combination with carbon tetrachloride (“CCl4”) to cause significant fibrosis and hepatocellular carcinoma in mice. The model replicates many of the metabolic and histologic features of human NASH. In this study, WD + CCl4-treated mice received either 50mg/kg/day of CRV431, 10mg/kg/day of Obeticholic acid (“OCA”), or vehicle control, orally. CRV431 reduced liver fibrosis by 82% (p<0.0001), whereas OCA reduced fibrosis by 49% (p=0.002), compared to mice that did not receive WD + CCl4. CRV431 also reduced the gain in weight caused by the Western Diet by 83% (p=0.01).

“CRV431 has potently and consistently reduced liver fibrosis in every experimental model in which CRV431 has been examined,” said Dr. Robert Foster, Chief Executive Officer of Hepion. “A total of seven studies spanning four experimental models and three independent testing sites have now shown CRV431 to decrease liver fibrosis arising from a variety of dietary, chemical, and biochemical insults. These findings include previously reported positive results in human liver samples as examined by precision cut liver slice methodologies, or PCLS.”

“Taken together, these studies suggest that CRV431 may be most effective in advanced stages of NASH where fibrotic activities are highly active. We are building one study upon another to drive our data portfolio, and the results continue to be outstanding. We plan to continue with many additional studies conducted in parallel with our clinical programs to develop a thorough understanding of this important mode of action in liver disease.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com